EXHIBIT 99.1

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

                        ENVIRONMENTAL SOLUTIONS WORLDWIDE
                          INC. ANNOUNCES THIRD QUARTER
                                     RESULTS

                     SALES OF $2.4 MILLION FOR THIRD QUARTER

Concord, ON.--(BUSINESS WIRE) - November 14, 2007. Environmental Solutions Worldwide Inc. (ESW) (OTCBB: ESWW) (Frankfurt Stock Exchange FWB: EOW) announced its results for the third quarter ended September 30, 2007.

Highlights include:

     o Q3 2007 revenues of $2.4 million, up 392.7% percent over the same period last year.

     o Q3 2007 gross profit of 64.8% percent, representing an overall increase of $1,372,457 over the same period last year.

     o Q3 2007 net loss of $226,389, or Nil per common share, down from a $1.3 million loss for the same period last year.

Additional financial information for the Company's third quarter can be found in the Company's Form 10-QSB filed with the Securities and Exchange Commission.


Mr. David J. Johnson, ESW's President and CEO commented, "Our portfolio of sales opportunities for our proprietary products and services continues to expand and grow. We believe a number of important events have taken place since the start of our third quarter including:

     o Our wholly owned subsidiary, ESW Canada Inc. (ESWC), entering into an Emissions Control & Technologies Provider and Cooperation agreement with International Truck and Engine Corporation (International), the operating company of Navistar International Corporation (NYSE:NAV).
     o ESWC working in conjunction with International's "Green Diesel Technology" retrofit group to verify our Clean Cat(TM) Level I High Performance Diesel Oxidation Catalyst and Therma Cat(TM) Active Level III catalytic converter technologies. These products are currently in the process required to verify their performance by the Environmental Protection Agency (EPA) and California Air Resources Board (CARB). When complete, these new International branded diesel catalytic converters will be marketed by the Green Diesel Technology division and sold and installed by International's global dealer network.
     o Increasing our research and development budget in the locomotive / marine engine catalyst sector and we believe that as a result ESWC has been chosen and listed as a consortium member with the GE Canada group for participation in a funded demonstration of advanced catalyst and systems. We believe the opportunity to showcase our proprietary technologies with GE in this type of high exposure program has the potential to lead to considerable future sales in a soon to be regulated sector of the industry.
     o Increasing our research and development budget in connection with military projects in a number of engineered prototyping, testing and demonstration programs. We believe these programs are of great significance falling in line with the military's requirements to increase survivability within the military fleet of vehicles.

Mr. Johnson further remarked." As part of our continued effort to improve communication with our shareholders, customers and the public, we are again posting an open letter regarding ESW on the Investor Relations section of our corporate website and we intend to continue to provide this letter on a quarterly basis.

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ABOUT ENVIRONMENTAL SOLUTIONS WORLDWIDE INC.

Headquartered in Concord, Ontario, Environmental Solutions Worldwide, Inc. is a publicly traded company engaged through its wholly owned subsidiaries ESW Canada, Inc. and ESW America, Inc. (the ESW Group of Companies) in the design, development, ISO 9001:2000 certified manufacturing and sales of environmental and support technologies. The ESW Group of Companies currently manufacture and market a diversified line of catalytic emission control products and support technologies for diesel, gasoline and alternative fueled engines. The ESW Group of Companies also operates a comprehensive EPA/CARB & MSHA recognized emissions testing and verification laboratory. For updated information, please visit the Company's Web site at: www.cleanerfuture.com

SAFE HARBOR

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased" "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.

                          FOR MORE INFORMATION CONTACT:
                      ENVIRONMENTAL SOLUTIONS WORLDWIDE INC
                      Investor Relations at 1-905-695-4142
                      Investor-relations@cleanerfuture.com